Exhibit 10(a)

9201 East Dry Creek Road
Centennial, CO 80112

GRETCHEN ZECH
SENIOR VICE PRESIDENT
CHIEF GOVERNANCE, SUSTAINABILITY,
AND HUMAN RESOURCES OFFICER

August 11, 2022

Mr. Rajesh K. Agrawal

Congratulations! On behalf of Arrow Electronics Inc. (the “Company”), I am delighted to extend to you an offer of employment for the position of Senior Vice President, Chief Financial Officer, located in our offices in
Centennial, Colorado and reporting to Sean J. Kerins, President and Chief Executive Officer. We look forward to your joining the Company no later than September 6, 2022.

Base Salary
You will be paid a base salary at an annual rate of $700,000.00, payable in monthly installments in accordance with the Company’s standard payroll practices.

Short-Term Incentive
You will be eligible to receive an annual incentive payment under the Management Incentive Compensation
Plan, (the “MICP”). The amount of your short-term incentive target is $700,000.00. The actual incentive you earn may be higher or lower depending on business results and your individual performance, subject to a cap equal to $1,190,000.00 and the terms and conditions of the MICP. For the 2022 plan year your short-term incentive target and the cap will not be prorated.

The Compensation Committee of Arrow Electronics’ Board of Directors (the “Compensation Committee”) has
overall responsibility for evaluating the final results under the MICP and determining the amount of the final payout of your award and has the sole discretion to adjust awards, upward or downward, based on its evaluation of the quality of results in any year and your individual performance up until the time an award is determined and paid. Your MICP award is contingent upon approval by the Compensation Committee and is not earned or vested until it is paid.

Mr. Rajesh K. Agrawal
August 11, 2022

Short-Term Incentive (continued)
You must accept your goals in the Company's Workday Human Resources System and be employed by the
Company in good standing on the date of payment to earn and receive an MICP award. In the event your employment with the Company terminates for any reason other than death before the MICP award is paid, including due to your voluntary termination, the MICP award will not be earned or vested, and you will have no right to receive, and the Company will have no obligation to pay to you, your MICP award. In the event your employment relationship with the Company ends as a result of your death, your MICP award will be prorated for the time you were actively employed by the Company. Your MICP award, if any, will be paid on or before
March 15 of the subsequent calendar year.

Employee Benefits
You will be eligible for the Company’s market-based employee benefits (health, dental, life, short-term disability, long-term disability, and 401(k)) as described on Arrow Benefits (http://benefits.arrow.com). For most benefits, coverage begins on the first day of the month following one (1) calendar month of active service. You have thirty-one (31) days from your date of hire to make your benefit elections. In addition, you may participate in additional programs provided to the executive management team (the Supplemental
Executive Retirement Plan, the Management Insurance Program, and the Executive Health Program). Please
refer to the applicable plan documents for information about eligibility and coverage.

Long-Term Incentive Program
Beginning with the 2023 plan year, you may be eligible to participate in the Long-Term Incentive Program (the
“LTIP”), as determined by the Company from time to time. Although the design and structure of the LTIP may change, recent LTIP awards have consisted of annual equity awards made in the form of time-based restricted stock units and performance stock units.

Upon acceptance of this offer and your commencing employment with the Company, at an upcoming Board of
Directors' meeting, we will recommend to the Compensation Committee that you be granted a one-time, special grant of restricted stock units with a grant date value of $4,000,000.00 (the “Welcome Aboard Award”).
If approved by the Compensation Committee and subject to your continued employment with the Company as of the applicable vesting dates, the restricted stock units will vest one-fourth on each of the first four (4)
anniversaries of the grant date.

The LTIP, your eligibility for participation in the LTIP, and all LTIP awards, including annual awards and the
Welcome Aboard Award, shall be subject to the discretion and approval of the Compensation Committee, the terms and conditions of Arrow Electronics’ 2004 Omnibus Incentive Plan, as amended from time to time, and any award agreement issued to you in connection with the grant of an LTIP award.

Mr. Rajesh K. Agrawal
August 11, 2022

Equity Governance Programs and Company Policy
As a member of the Company's Executive Committee, you will be required to abide by all applicable Company policies, including the Arrow Worldwide Code of Conduct and Business Ethics, the Company's Insider Trading
Policy, the Company's Trading Window, the Company's Incentive Compensation Clawback Policy (the
“Clawback Policy”). the Company's Anti-Hedging and Anti-Pledging Policy, and its Executive Stock Ownership
Guidelines.

The Insider Trading Policy is designed to prevent insider trading or allegations of insider trading, the misuse of insider information, and to protect the Company's reputation for integrity and ethical conduct.

As a Designated Individual, you are prohibited from transacting in any Arrow securities except when notified by the Senior Vice President, Chief Legal Officer and Secretary that a trading window is open.
Accordingly, you will be free to buy or sell shares of Arrow common stock once the trading window opens and until it closes. Barring unforeseen developments, the trading window will open the day after the
Company files its 10-Q/10-K and will close fifteen (15) calendar days prior to the last day of the then-current quarter (the “Trading Window”).

The Clawback Policy provides for the recoupment of certain employee compensation in the event of either (a) an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws or (b) an employee’s involvement in any misconduct.

The Company's Anti-Hedging and Anti-Pledging Policy restricts certain short-term and speculative transactions in the Company’s securities.

Arrow Electronics’ Board of Directors adopted an executive equity ownership policy to align the interests of its key executives with the interests of shareholders and further promote the Company’s commitment to sound corporate governance. Although the Guidelines may be amended from time to time by the
Compensation Committee, based on the Guidelines effective February 16, 2022, you will be required to own an amount of Arrow (ARW) equity whose value equals or exceeds two (2) times the amount of your annualized base salary within five (5) years of being subject to the Guidelines. In the event requirements have not been met by August 31, 2027, 100% of net shares are to be retained until requirements are met. Net shares are those shares that remain after shares are sold or netted to pay withholding taxes.

Contingencies
This employment offer is contingent upon you having no contractual commitments which are inconsistent with your obligations to the Company, successful completion of all aspects of the Company’s pre-employment screening process, and your ability to satisfy the requirements of the I‑9 form.

Mr. Rajesh K. Agrawal
August 11, 2022

Contingencies (continued)
By signing this offer agreement and returning one copy of your offer letter to Gretchen Zech, you represent and warrant to the Company that you are under no contractual commitments, including any applicable non-competition or non-solicitation agreements, which are inconsistent with your obligations to the Company. Similarly, you agree not to bring any third party confidential or proprietary information to the Company, including that of any former employer, and that in performing your duties for the
Company you will not utilize any such information.

In accordance with Company policy, the Company’s pre-employment screening process includes a satisfactory check of references, the verification of your educational credentials and employment history, a review of motor vehicle report history, a review of any criminal conviction history, your successful completion of a pre-employment test for the presence of illegal drugs, as well as verification that you are fully vaccinated against COVID-19 before your employment commences on September 6, 2022.
Please understand that this offer may be withdrawn and/or your employment may be terminated in the event you fail to successfully complete any of these elements.

The Company utilizes the CLEAR Health Pass App to verify vaccination status, storing limited information securely and confidentially in compliance with applicable law. Please complete all required CLEAR steps, ensuring you reach the valid green health pass screen.

As required by current United States immigration law, completing the I‑9 form and the I‑9 process requires you to provide documents that will establish your identity and legal authorization to work in the
United States. Acceptable documentation must be provided within three (3) days of your first day of employment with the Company.

This letter shall not be construed as a contract of employment for a fixed period of time. Your employment is at-will which means that either you or the Company are free to end your employment at any time. Your post-employment obligations will be governed by Exhibit B, Form of Executive Restrictive Covenants
Agreements of the Executive Change In Control Retention Agreement effective October 1, 2022, and
Exhibit B, Form of Executive Restrictive Covenants Agreements of the Executive Severance Policy effective
October 1, 2022.

This letter confirms all of the terms of employment and supersedes any prior understandings or agreements, whether oral or written, between you and the Company, and may not be amended or modified except by an express written agreement signed by the Senior Vice President, Chief Governance, Sustainability, and Human
Resources Officer.

This employment offer will expire on Wednesday, August 24, 2022.

Mr. Rajesh K. Agrawal
August 11, 2022

Raj, we look forward to your joining us, and wish you a successful and rewarding career with Arrow. Feel free to call me with any questions you may have.

Best Regards,
/s/ Gretchen Zech
Gretchen Zech
Senior Vice President, Chief Governance, Sustainability, and Human Resources Officer

Accepted and agreed to this day:
/s/ Rajesh K. Agrawal	August 11, 2022
RAJESH K. AGRAWAL	DATE